Exhibit 10.2

AVERY DENNISON CORPORATION

AMENDED AND RESTATED LONG-TERM INCENTIVE UNIT PLAN

WHEREAS, Avery Dennison Corporation (the “Company”) wishes to amend and restate the Amended and Restated Long-Term Incentive Unit Plan, effective as of January 1, 2017, (the “Effective Date”) by adopting this Amended and Restated Long-Term Incentive Unit Plan (the “Plan”), effective as of January 1, 2020 (the “Effective Date”); and

WHEREAS, the Plan was adopted and approved by the Compensation and Executive Personnel Committee of the Board.

NOW, THEREFORE, the Plan is hereby adopted and approved, effective as of the Effective Date, as follows:

1.            PURPOSE

The purposes of the Plan for the Company are as follows:

a.	To attract and retain the best possible employee talent;
b.	To permit employees of the Company and the Subsidiaries to share in increases in share value;
c.	To promote the success of the Company; and
d.	To link employee rewards to Company performance.

2.           DEFINITIONS

a.	Administrator. “Administrator” means, subject to Section 6(a), the Committee or, if the Committee has delegated authority hereunder, the Delegate.
b.	Award. “Award” means an award of a Unit pursuant to the terms of the Plan.
c.	Board. “Board” means the Board of Directors of the Company.
d.	Business Unit. “Business Unit” means a group or division of the Company or a Subsidiary.
e.

Cause.  “Cause” shall mean, with respect to a Participant’s Termination of Service, unless otherwise provided by the Administrator, (i) “Cause” as defined in any Individual Agreement to which such Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Cause: (A) conviction of the Participant for committing a felony under federal law or the law of the state in which such action occurred, (B) willful and deliberate failure on the part of the Participant to perform his employment duties in any material respect, or (C) prior to a Change in Control, such other serious events as shall be determined by the Administrator.  Prior to a Change in Control, the Administrator shall, unless otherwise provided in an Individual Agreement with a particular Participant, have the discretion to determine on a reasonable basis whether “Cause” exists, and its determination shall be final.

f.	CEO. “CEO” shall have the meaning set forth in Section 6(c).

g.

Change in Control.  “Change in Control” means “a change in the ownership or effective control,” or in “the ownership of a substantial portion of the assets of” the Company, within the meaning of Section 409A, and shall include any of the following events as such concepts are interpreted under Section 409A:

i.            the date on which a majority of members of the Board is replaced during any twelve-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

ii.           the acquisition, by any one Person, or by Persons acting as a group, or by a corporation owned by a group of Persons that has entered into a merger, acquisition, consolidation, purchase, stock acquisition, asset acquisition, or similar business transaction with the Company, of:

(A)

ownership of stock of the Company, that, together with any stock previously held by such Person or group, constitutes more than fifty percent (50%) of either (x) the total fair market value or (y) the total voting power of the stock of the Company;

(B)	ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the Company, during the twelve-month period ending on the date of such acquisition; or
(C)

assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company during the twelve-month period ending on the date of such acquisition; provided, however, that any transfer of assets to a related person as defined under Section 409A shall not constitute a Change in Control.

h.

Code.  “Code” means the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.

i.	Committee. “Committee” shall have the meaning set forth in Section 6(a).
j.	Common Stock. “Common Stock” means the common stock of the Company.
k.	Delegate. “Delegate” shall have the meaning set forth in Section 6(c).
l.

Disability.  “Disability” means, with respect to any Participant, unless otherwise provided by the Administrator, (i) “Disability” as defined in any Individual Agreement to which such Participant is a party, or (ii) if there is no such Individual Agreement or it does not define “Disability,” permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (or, if necessary or appropriate due to applicable law, such other definition as determined by the Administrator in its sole discretion).

m.

Fair Market Value.  “Fair Market Value” of a share of Common Stock as of a given date shall be (i) the mean between the highest and lowest selling price of a share of Common Stock during normal business hours on the principal exchange on which shares of Common Stock are then trading, if any, on such date, or if shares were not traded on such date, then the mean between the highest and lowest selling price on the nearest date before and the nearest date after such valuation date; (ii) if Common Stock is not traded on an exchange, but is regularly quoted by a recognized security dealer, the mean between the closing representative bid and asked prices for the Common Stock during normal business hours on such date or, if there are no closing representative bid and asked prices for the Common Stock on such date, the closing representative bid and asked prices for the Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or (iii) if Common Stock is not publicly traded, the fair market value of a share of Common Stock as established by the Committee acting in good faith.

n.	Individual Agreement. “Individual Agreement” means an employment, severance or similar agreement between a Participant and the Company or one of the Subsidiaries.
o.	Participant. “Participant” means any employee of the Company or any of the Subsidiaries who has been designated as a participant in the Plan in accordance with Article 3.
p.

Person.  “Person” means an individual, corporation, partnership, limited liability company, trust, unincorporated association, government or any agency or political subdivision thereof, or any other legal entity.

q.

Performance-Based Compensation. “Performance-Based Compensation” means any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

r.

Performance Criteria.  “Performance Criteria” mean the criteria (and adjustments) that the Administrator selects for an Award in establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a) The Performance Criteria used to establish Performance Goals shall be limited to the following: net earnings (either before or after one or more of the following: (i) interest, (ii) taxes, (iii) depreciation, (iv) amortization and (v) non-cash equity-based compensation expense), earnings per share, adjusted earnings per share, price per share of common stock, gross sales, net sales, organic sales growth, return on sales, net income, net income after tax, adjusted net income, gross income, operating income, gross or net profit or operating margin, return on sales, cash flow or free cash flow, expenses, economic profit, unit volume, market share, return on equity, return on assets or return on net assets, working capital, change in working capital, return on capital (or invested capital) and the cost of capital, total stockholder return, productivity, operating efficiency, implementation or completion of critical projects, regulatory body approval for commercialization of product, customer satisfaction, through put (i.e., net sales less the sum of (x) direct material costs and (y) purchase price variances), dividends per share (or appreciation in and/or maintenance of dividends), and economic value added.

(b) The Administrator, in its sole discretion, may provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Those adjustments may include, without limitation, one or more of the following: (i) items related to a change in applicable accounting standards; (ii) items relating to financing and debt activities and transactions; (iii) expenses for restructuring, integration or productivity initiatives; (iv) other non-operating items; (v) items related or attributable to acquisitions or the business operations of any entity acquired by the Company or any Subsidiary during the Performance Period; (vi) items related to the sale or disposal of a business or segment of a business; (vii) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (viii) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (ix) any other items of significant income or expense which are determined to be appropriate adjustments; (x) items relating to unusual or infrequent corporate transactions, events or developments; (xi) items related to amortization of acquired intangible assets; (xii) items that are outside the scope of the Company’s core, ongoing business activities; (xiii) items related to acquire in-process research and development; (xiv) items relating to major licensing or partnership arrangements; (xv) items relating to asset impairment charges; (xvi) items relating to gains or losses for litigation, arbitration and contractual settlements; (xvii) items attributable to expenses incurred in connection with a reduction in force or early retirement initiative; (xviii) items relating to foreign exchange or currency transactions and/or fluctuations; or (xix) items relating to any other unusual or nonrecurring events (including, without limitation, a force majeure) or changes in tax law or other applicable law or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

s.

Performance Goals.  “Performance Goals” mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish the Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual. The achievement of each Performance Goal shall be determined, to the extent applicable, with reference to applicable accounting standards.

t.

Performance Period.  “Performance Period” means one or more periods of time, that may vary and overlap, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured to determine a Participant’s right to, vesting of, and/or payment of an Award.

u.

Retirement.  “Retirement” means, unless otherwise determined by the Administrator,  (i) with respect to a Participant who is employee, such Participant’s termination of active employment with the Company or a Subsidiary thereof, on or after age 55 with 10 or more years of service; provided that in no event shall such Participant’s termination of employment with the Company or a Subsidiary be deemed a Retirement if such termination of employment results from (or is in connection with) (i) a termination for Cause (or otherwise occurs at a time when events or circumstances constituting “Cause” exist) or (ii) the disaffiliation from the Company or a Subsidiary of all or part of the assets or stock of the Company, a Subsidiary or the Business Unit in which such Participant is employed (including, without limitation, as a result of a public offering, spin-off or sale).

v.

Section 409A.  “Section 409A” means Section 409A of the Code along with the Department of Treasury Regulations and other interpretive guidance issued thereunder, including, without limitation, any related regulations or other guidance that may be issued.

w.

Subsidiary.  “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 33% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, as well as partnerships and limited liability companies in which the Company holds a 33% or more interest.

x.

Termination of Service.  “Termination of Service” of (i) a Participant who is an employee shall mean the termination of the employee‑employer relationship between such Participant and the Company or a Subsidiary for any reason, including a termination by resignation, discharge, death, Disability or Retirement; but excluding (A) terminations where there is a simultaneous reemployment or continuing employment by the Company or a Subsidiary and (B) temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and Subsidiaries; but excluding (A) terminations where there is a simultaneous commencement of or continuing service by the Company or a Subsidiary and (B) temporary absences from service because of illness, vacation or leave of absence.  In addition, a Participant employed or engaged by a Subsidiary shall be deemed to incur a Termination of Service upon a disaffiliation of that Subsidiary, unless such Participant immediately thereafter becomes or remains an employee of the Company or one of its continuing Subsidiaries.  The Administrator shall determine the effect of all matters and questions relating to Termination of Service.

y.	Unit. “Unit” means a right to receive a cash payment equal to the value of one share of Common Stock, subject to the terms set forth herein.
z.

Unit Payment.  “Unit Payment” means, with respect to any Unit(s) that vest, an amount in cash equal to the product of (i) the aggregate number of such vested Unit(s) and (ii) the Fair Market Value of a share of Common Stock as of the date of vesting.

3.           PARTICIPATION AND UNIT GRANTS

a.	Participation. Participation in the Plan is limited to employees of the Company and the Subsidiaries who have been designated as Participants by the Administrator.
b.

Unit Grants.  The Administrator shall, in its discretion, (i) select the employees who will be Participants; (ii) determine the number of Units to be granted to each Participant; and (iii) determine the terms and conditions of the Awards, consistent with the Plan.  As a condition to any grant, each Participant shall, as reasonably requested by the Company, enter into any documentation necessary or appropriate to effect the intent of such Award.   Following the grant of any Units to a Participant, the Company shall provide such Participant with written notice of his or her Award in such form as determined by the Company.

4.           TERMS OF UNITS

a.           Vesting.  Except as otherwise determined in writing by the Administrator:

i.	As of the date of grant of Units to a Participant, all such Units shall be unvested.
ii.

Except as set forth in Section 4(b), at the time of grant, the Administrator shall specify the date or dates on which the Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Participant’s service to the Company or any Subsidiary, one or more Performance Criteria, Company performance, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator.

b.          Termination of Service.  Except as otherwise determined by the Administrator:

i.	Other than as set forth in Section 4(b)(ii), all unvested Units shall be automatically forfeited, for no consideration, on the date of a Termination of Service.
ii.	In the event of Termination of Service by reason of Participant’s death or Disability or Retirement occurring at least one year after the date of grant of Units to such Participant,

all unvested Units shall become vested as of the date of such Termination of Service.

c.          Change in Control.  In the event of a Change in Control, all outstanding Units shall continue in effect or an equivalent award shall be substituted therefor by the successor corporation or parent or subsidiary of the successor corporation. In the event that the Units continue in effect or an equivalent award is substituted, and a Participant incurs a Termination of Service without Cause upon or within 24 months following the Change in Control, then all unvested Units held by such Participant shall become vested as of the date of such Termination of Service.

5.           TIMING AND AMOUNT OF UNIT PAYMENT

a.

Timing of Unit Payment.  The Company shall pay the applicable Participant the Unit Payment within two and one-half (2 ½) months following the date of vesting of the applicable Unit(s) as provided in Section 4 (or, if required by applicable law, such earlier date as determined by the Administrator).  Notwithstanding the prior sentence, (i) to the extent the Award is subject to Section 409A, no Unit Payment shall be made to the Participant as a result of his or her Termination of Service unless such Termination of Service qualifies as a “separation from service” as defined in Section 409A, and (ii) if the Participant is determined at the time of his or her separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed settlement of the Award is required in order to avoid a prohibited distribution under Section 409A, such settlement shall be made on the earlier of (A) the expiration of the six-month period measured from the date of the Participant’s “separation from service” (as defined in Section 409A) or (B) the date of the Participant’s death. The determination of whether the Participant is a “specified employee” shall be made by the Company in accordance with the terms of Section 409A.

b.

Forfeiture of Vested Units.  Immediately following payment of the Unit Payment with respect to vested Units, the Participant shall forfeit such vested Units for no consideration and they shall be of no further value whatsoever.

6.           PLAN ADMINISTRATION

a.

General Administration.  This Plan will be administered by the Compensation and Executive Personnel Committee of the Board or any successor committee of the Board with similar responsibilities (the “Committee”).

b.

Powers of the Committee.  The Committee shall have the authority to conduct the general administration of this Plan in accordance with its provisions.  The Committee, among other things, shall have the power to make Awards and set the terms and conditions for such Awards (including any vesting condition, restriction or limitation (which may be related to the performance of the Participant, the Company or any Subsidiary) and any vesting acceleration or forfeiture waiver regarding any Award), based on such factors as the Committee shall determine; to modify, amend or adjust the terms and conditions of any Award, at any time or from time to time; and to determine to what extent and under what circumstances amounts payable with respect to an Award shall be deferred.  The Committee shall have the power to interpret this Plan and the Awards made hereunder, to adopt such rules and procedures for the administration, interpretation, and application of this Plan as are consistent therewith, and to interpret, amend or revoke any such rules and procedures.  Awards under this Plan need not be the same with respect to all Participants. Any determination made by the Committee or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or any Delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter.  All decisions made by the Committee or any Delegate pursuant to the provisions of the Plan shall be final and binding on all persons, including, without limitation, the Company and the Participants.

c.

Delegation.  The Committee may delegate to the Chief Executive Officer of the Company (the “CEO”) authority to make decisions pursuant to, and interpretations of, the Plan, and authority to grant Awards and establish terms and conditions related to such Awards to any Participant other than any executive officer of the Company, subject to any limitations the Committee may impose. Following any such delegation of authority from the Committee, the CEO may further delegate authority to (i) Chief Financial Officer or (ii) the Chief Human Resources Officer (the CEO or such delegate, the “Delegate”) to take actions related to the granting of Awards and to other Plan matters.  The Delegate shall have full power and authority delegated by the Committee to the CEO, subject to any limitation the CEO may impose.

d.

Any authority granted to the Committee under this Plan may also be exercised by the full Board, except with respect to matters which under applicable law or the rules of any securities exchange or automated quotation system on which the shares of Common Stock are listed, quoted or traded are required to be determined in the sole discretion of the Committee.  To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control.

7.           MISCELLANEOUS PROVISIONS

a.

Not Transferable.  Except as otherwise permitted by the Administrator, (i) the Awards may not be sold, pledged, assigned, or transferred in any manner, other than by will or the laws of descent and distribution; (ii) no Award or interest or right therein shall be subject to the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy); and (iii) any attempted disposition of an Award shall be null and void and of no effect.

b.

Unfunded Status of Plan.  It is presently intended that the Plan constitutes an “unfunded” plan for incentive compensation.  The Administrator may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to make payments; provided that, unless the Administrator otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

c.

Amendment, Suspension, or Termination.  The Committee may amend, suspend or terminate the Plan, in whole or in part, at any time, if, in the sole judgment of the Committee, such action is in the best interests of the Company; provided that, except as set forth in Section 7(f), no amendment, suspension or termination shall impair the rights of a Participant under Awards previously granted without such Participant’s consent.  The Administrator may amend the terms of any Award after it is granted, prospectively or retroactively, with or without any Participant’s consent.

d.	Adjustments for Extraordinary Events.
i.

In the event of any stock dividend, stock split, reverse stock split, combination or exchange of shares, recapitalization, merger, consolidation, acquisition of property or shares, separation, spin-off, reorganization, stock rights offering, liquidation, disaffiliation of a Subsidiary or other distribution (other than cash dividends which are not extraordinary dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock, the Committee may make adjustments, if any, to reflect such change with respect to: (A) the number and kind of Units subject to outstanding Awards; and (B) the terms and conditions of any outstanding Awards (including, without limitation, any applicable terms and conditions of payment with respect thereto).

ii.

For the avoidance of doubt, (A) the Units are not equity interest in the Company or any Subsidiary and (B) the existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issuance of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

e.

Adjustments for Foreign Laws.  Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries other than the United States in which the Company and the Subsidiaries operate or have Participants, or in order to comply with the requirements of any foreign securities exchange, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which employees outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Participants to comply with applicable foreign laws; (iv) establish subplans and modify the terms of, and procedures related to, the Awards, to the extent such actions may be necessary or advisable; and (v) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary or appropriate local governmental regulatory exemptions, approvals or similar regulation. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

f.

Section 409A. The Plan and the Awards, in form and operation, are intended to be exempt from or comply with Section 409A; provided that, to the extent that the Committee determines that the Plan or any Awards are subject to Section 409A and the terms of the Plan or any such Awards are inconsistent with Section 409A, then the terms of the Plan and such Awards will be automatically deemed to be amended and construed so as to be in compliance.  The Committee may make any amendments to the Plan or to any outstanding Awards or adopt policies and procedures (including, without limitation, amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (i) exempt the Awards from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Awards or (ii) comply with the requirements of Section 409A.  No provision of this Plan or any Award shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from a Participant or any other Person to the Company, a Subsidiary or any of their respective employees or agents.

g.

Clawback.  In the case of fraud or other intentional misconduct on the part of a Participant (or any other event or circumstance set forth in any clawback policy implemented by the Company or any Subsidiary, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder (including, without limitation, any listing rules or standards resulting therefrom)) that necessitates a restatement of the Company's or any Subsidiary’s financial results (including, without limitation, any accounting restatement due to the material noncompliance with any financial reporting requirement), such Participant will be required to reimburse the Company or a Subsidiary for any Unit Payments paid to such Participant in excess of the amount that would have been paid based on the restated financial results, as determined by the Company or any Subsidiary pursuant to any applicable claw-back policy or otherwise.

h.

Relationship to other Benefits. No payment pursuant to the Plan or any Award shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

i.	Titles. Section and Article titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.
j.

Validity.  In the event that any provision of the Plan is held to be invalid, void or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provision of the Plan.

k.

Withholding Tax.  No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income tax purposes with respect to an Award under the Plan, such a Participant shall pay to the Company or the applicable Subsidiary, or make arrangements satisfactory to the Company or such Subsidiary regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.  The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and the Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such a Participant.

l.

Effect of the Plan.  The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary.  Nothing in this Plan shall be construed to limit the right of the Company to establish any other forms of incentives or compensation for employees of the Company or any Subsidiary.  Nothing in this Plan or with respect to any Award thereunder shall confer upon any Participant any right to continue in the employ or engagement of the Company or any Subsidiary or interfere with or restrict in any way the rights of the Company and the Subsidiaries, which are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without Cause.

m.

Applicable Law.  The Plan will be governed in accordance with the laws of the State of Delaware, without giving effect to any principles of conflicts of law, whether of the State of Delaware or any other jurisdiction.